Exhibit 10.1

MEMBERSHIP UNIT PURCHASE AGREEMENT

This Membership Unit Purchase Agreement ("Agreement"), is made and entered into as of the 21st day of September 2009 by and among Universal Holdings, Inc., a corporation organized under the laws of the State of Nevada (“Universal”); Lanny M. Roof and Judith Lee (the “Universal Principal Stockholders”); and Michael Hlavsa (“Hlavsa” or the “Coronado Unitholder”). Universal, the Universal Principal Stockholders and Hlavsa are hereinafter sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS:

A.
Universal desires to purchase from Hlavsa all of the shares of capital stock of Coronado Acquisitions, LLC, a Nevada limited liability company, (“Coronado”) that are owned of record and beneficially by Hlavsa.

B.
Hlavsa is the record and beneficial owner of 21,000 membership units of Coronado (the “Subject Units”), representing 100% of the issued and outstanding membership units of Coronado (the “Coronado Outstanding Units”).

C.	Hlavsa is willing to sell the Subject Units to Universal, all upon the terms and subject to the conditions hereinafter set forth.

D.
The board of directors of Universal, the Universal Principal Stockholders and Hlavsa each deem it to be in the best interests of Universal and Hlavsa to consummate the sale and purchase of the Subject Units, as a result of which Universal shall acquire 100% of all of the issued and outstanding Coronado Outstanding Units and Hlavsa shall receive the Purchase Price (as hereinafter defined).

E.
On May 31, 2009, Coronado issued a Non-Interest Bearing Promissory Note in the principal amount of $3,250,000 (the “Coronado Note”) to Matthew Jennings as agent for Capital Asset Lending, Inc., a California corporation, Westmoore Lending, LLC, a California limited liability company, Westmoore Lending Opportunities, LLC, a California limited liability company with an address at c/o Matthew Jennings, 1353 Old Temescal Road, Suite 108, Corona, California 92881 (the “Coronado Noteholders”).  Pursuant to the Coronado Note, Coronado may satisfy the principal amount of the Coronado Note by issuing shares of a publicly listed company at the conversion price of $1.55 per share.

D.	In connection with this Agreement, Universal shall issue 2,100,000 shares of its Common Stock to the Coronado Noteholders in complete and full satisfaction of the Coronado Note.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

DEFINITIONS

 As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Share Exchange and/or the Parties.

 “Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Closing Date” shall mean the date upon which the purchase and sale of the Subject Units shall be consummated.

“Common Stock” shall mean the shares of common stock of Universal Holdings, Inc., par value $0.0001 per share.

“Coronado” shall have the meaning ascribed to it in the Recitals.

“Coronado Note” shall have the meaning ascribed to it in the Recitals.

“Coronado Noteholders” shall have the meaning ascribed to it in the Recitals.

“Coronado Outstanding Units” means the 21,000 membership units that are issued and outstanding as at the date of this Agreement and as at the Closing Date.

“Dollar” and “$” means lawful money of the United States of America.

 “Exchange Act” means the Securities Exchange Act of 1934.

 “Financial Statements” shall have the meaning as is defined in Section 2.4 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Hlavsa” shall have the meaning ascribed to it in the preamble.

“Knowledge” means the knowledge after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“National Securities Exchange” means the collective reference to the New York Stock Exchange, the NYSE Alternext Exchange, the Nasdaq Stock Exchange, the FINRA OTC Bulletin Board or any other recognized national securities exchange in the United States.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Purchase Price” shall mean Thirty Two Thousand Five Hundred United States Dollars (U.S. $32,500).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Universal Common Stock” shall mean the 100,000,000 shares of common stock of Universal, $0.0001 par value per share, that are authorized for issuance pursuant to the certificate of incorporation of Universal.

“Universal Preferred Stock” means the 10,000,000 shares of preferred stock of Universal, $0.0001 par value per share, that are authorized for issuance pursuant to the certificate of incorporation of Universal, and containing such rights, privileges and designations as the board of directors of Universal may, from time to time determine.

 “Sale of Control”  means the sale or transfer of all or substantially all of the shares of capital stock or assets of Universal and its consolidated Subsidiaries, whether through merger, consolidation, asset sale, tender offer or like combination or consolidation, to any Person who is not an Affiliate of Universal immediately prior to such Sale of Control.

“Subject Units” shall mean an aggregate of 21,000 of the Coronado Outstanding Units that are owned of record and beneficially by Hlavsa as at the date hereof and as at the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

 “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i)
any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii)
any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii)	any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trading Days” means any day on which the New York Stock Exchange or other National Securities Exchange on which Universal Common Stock trades is open for trading.

SECTION 1. PURCHASE AND SALE OF THE SUBJECT UNITS

1.1     Sale of the Subject Units.

(a)
On the Closing Date and subject to and upon the terms and conditions of this Agreement, Hlavsa shall sell, assign, transfer and exchange (collectively, “Transfer”) to Universal all, and not less than all, of the Subject Units, consisting of 21,000 of the Coronado Outstanding Units that are owned of record and beneficially by Hlavsa, and representing 100% of the Coronado Outstanding Units at the Closing Date.

(b)	On the Closing Date, Hlavsa shall deliver to Universal one or more membership unit certificates evidencing the Subject Units, duly endorsed in blank for transfer and with the signature of the record owner appropriately notarized or guaranteed by a member of the New York Stock Exchange, Inc. or a national bank (the “Subject Units Certificates”).

1.2     Payment of Purchase Price.  Within a reasonable period of time following the Closing Date, against delivery of the Subject Units Certificates, Universal shall pay to Hlavsa the $32,500 Purchase Price.  Such Purchase Price shall be paid by wire transfer of immediately available funds to a bank account designated by Hlavsa.

1.3     Closing.

The closing of the sale and purchase of the Subject Units (the “Closing”) will take place immediately following the conversion of the Coronado Note to common stock of Universal under the terms of the Coronado Note, at the offices of Anslow & Jaclin, LLP, counsel to Coronado, at its office in New Jersey, within five (5) Business Days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as Universal and the Coronado Unitholder shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than October 31, 2009, unless such date shall be extended by mutual agreement of Universal and Hlavsa.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF HLAVSA.

Hlavsa hereby represents and warrants to Universal as follows:

2.1     Authority and Ownership of Subject Units.

(a)
Hlavsa has approved the execution delivery and performance of this Agreement by him. Hlavsa individually has the power and authority to enter into this Agreement and to perform his obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been and hereby is duly authorized by Hlavsa and is hereby authorized by Hlavsa.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Hlavsa is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Hlavsa or his properties.

(b)	As at the date of this Agreement and the Closing Date, Hlavsa is the record and beneficial owner of all, and not less than all, of the Subject Units. The Subject Units are owned of record and beneficially by Hlavsa free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

2.2     Capitalization.

As at the date of this Agreement, and as at the Closing Date, Hlavsa is the owner of 21,000 Subject Units of Coronado, representing 100% of the Coronado Outstanding Units.

2.3     Financial Statements, Books and Records.

(a)
Schedule 2.3(a) consists of the audited consolidated financial statements (balance sheet, income statement, statements of cash flows and shareholder equity and notes thereto) of Coronado for all applicable periods (the “Coronado Annual Financial Statements”).

(b)
The Coronado Financial Statements fairly represent the financial position of Coronado as at such dates and the results of their operations for the periods then ended.  The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of Coronado are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(c)	The Coronado Annual Financial Statements were audited in accordance with generally accepted accounting principles and Regulation S-X, as promulgated under the Securities Act.
(d)	In addition to the Coronado Annual Financial Statements, the auditors engaged pursuant to Section 2.3(c) above shall review, and assist Coronado in the preparation of, an unaudited consolidated balance sheet and statement of income of Coronado as may be required for the fiscal quarter ended June 30, 2009 (collectively, the “Additional Financial Statements”).

2.4      Access to Records.  The corporate financial records, minute books and other documents and records of Coronado have been made available to Universal prior to the Closing hereof.

2.5      No Material Adverse Changes.  Except as otherwise described on Schedule 2.5 hereto, since December 31, 2008 there has not been:

(a)
any material adverse change in the financial position of Coronado, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Coronado;

(b)	any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Coronado whether or not covered by insurance;
(c)	any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the Coronado Outstanding Units;
(d)	any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Coronado of any properties or assets, other than as set forth in Section 2.12 below; or
(e)	adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

2.6  Taxes.  Coronado as of December 31, 2008, has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of December 31, 2008, and there are no deficiency notices outstanding.

2.7  Compliance with Laws.  Except as set forth on Schedule 2.8,  Coronado has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of  Coronado.

2.8      No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)	violate any provision of the Articles of Incorporation or By-Laws of Coronado;
(b)
violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which Coronado is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)
violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Coronado or upon the properties or business of Coronado; or

(d)	violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein, which could have a materially adverse effect on the business or operations of Coronado.

2.9     Actions and Proceedings.   Coronado is not a party to any material pending litigation or, to Hlavsa’s knowledge, any governmental investigation or proceeding not reflected in the Coronado Financial Statements, and to Hlavsa’s knowledge, no material litigation, claims, assessments or Non-governmental proceedings are threatened against Coronado except as set forth on Schedule 2.9 attached hereto and made a part hereof.

2.10   Agreements.  Schedule 2.10 sets forth any material contract or arrangement to which Coronado is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

2.11   Brokers or Finders.  No broker's or finder's fee will be payable by Coronado in connection with the transactions contemplated by this Agreement nor will any such fee be incurred as a result of any actions by Hlavsa.

2.12   Real Estate.  Except as set forth on Schedule 2.12, Coronado owns no real property nor is a party to any leasehold agreement.

2.13    Tangible Assets.  Except as set forth on Schedule 2.13 hereto,  Coronado has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by Coronado, any related capitalized items or other tangible property material to the business of Coronado (the "Tangible Assets").   Coronado holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.  All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of  Coronado and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.13 hereto.

2.14   Liabilities.   Coronado did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected on the Financial Statements except for a specific Liabilities set forth in the Unaudited Financial Statements or on Schedule 2.14 attached hereto and made a part hereof.  As of the date of Closing, Coronado will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business and as set forth in Schedule 2.14.  There is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

2.15   Operations of  Coronado.  From December 31, 2008 through the Closing Date, Coronado has not and will not have:

(a)
declared or paid any dividend or declared or made any distribution of any kind to any unitholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any of its units;

(b)	except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);
(c)	disposed of any assets of Coronado except in the ordinary course of business, except as described in Schedule 2.15;
(d)	materially increased the annual level of compensation of any executive employee of Coronado;
(e)	increased, terminated, amended or otherwise modified any plan for the benefit of employees of Coronado; or
(f)	issued any equity securities or rights to acquire such equity securities.

2.16   Full Disclosure.  No representation or warranty by Hlavsa in this Agreement or in any document or schedule to be delivered by him pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Hlavsa pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of Coronado.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF UNIVERSAL HOLDINGS, INC. AND THE UNIVERSAL PRINCIPAL STOCKHOLDERS

Universal and the Universal Principal Stockholders each hereby represents and warrants jointly and severally to Hlavsa, as follows:

3.1     Organization and Good Standing.  Universal is a corporation duly organized, validly existing and in good standing under the laws of State of Nevada.  Universal has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2     Authority.  The Universal Principal Stockholders have approved the execution delivery and performance of this Agreement by Universal.  The Universal Principal Stockholders have the power and authority, and Universal has the corporate power to enter into this Agreement and to perform its obligations hereunder, including payment of the Purchase Price.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of Universal as required by Nevada law.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Universal is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Universal or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of Universal.

3.3     Universal Capitalization.  As of the date of this Agreement, Universal is authorized to issue (a) 100,000,000 shares of Universal Common Stock, $0.0001 par value per share, and (b) 10,000,000 shares of Universal Preferred Stock, $0.0001 par value per share. An aggregate of 7,099,000 shares of Universal Common Stock and no shares of Universal Preferred Stock are issued and outstanding.  Except as contemplated by this Agreement and the conversion of the Coronado Note, no shares of Universal Common Stock or Universal Preferred Stock are reserved for issuance pursuant to any agreement, convertible securities, options or warrants.   The record and beneficial owners of the 7,099,000 issued and outstanding shares of Universal Common Stock as at September 16, 2009 are set forth on Schedule 3.3 of this Agreement. All of the issued and outstanding shares of Common Stock of Universal immediately prior to the consummation of the transaction contemplated hereby are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder.

Universal is not a party to, and neither it nor either Universal Controlling Stockholder has any knowledge of, any agreement restricting the transfer of any shares of the capital stock of Universal.  The issuance of all of the shares of Universal described in this Agreement have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of Universal has any right to rescind or bring any other claim against Universal for failure to comply with the Securities Act, or state securities laws.

3.4      Universal 2008 Balance Sheet; Assets and Liabilities.

(a)
The Form 10-K of Universal for the fiscal year ended April 30, 2009 includes the audited balance sheet, statement of operations and statement of cash flows of Universal as at April 30, 2009 and for the fiscal year then ended (the “Universal 2008 Audited Financial Statements”).  The Forms 10-Q of Universal for the quarters ended July 31, 2009, January 31, 2009 and October 31, 2008, include the unaudited balance sheet, statement of operations and statement of cash flows of Universal as at their respective dates and for the respective three, six and nine months then ended (the “Universal Unaudited Financial Statements”).  Except as set forth on the Universal Balance Sheet as at July 31, 2009 or otherwise disclosed on Schedule 3.4, as at July 31, 2009 and for all periods subsequent thereto, Universal has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP.  The books of account and other financial records of Universal are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)	Universal has no operating assets or liabilities, and has not conducted any trade or business activities whatsoever, other than as set forth on Schedule 3.4 annexed hereto.

3.5     No Material Adverse Changes.  Since July 31, 2009:

(a)
there has not been any material adverse changes in the financial position of Universal except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Universal, and will be consistent with the representations made by Universal hereunder.

(b)
there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Universal whether or not covered by insurance;

(c)	there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Universal capital stock;
(d)	there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by Universal of any properties or assets; or
(e)	there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.
(f)
there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(g)	there has not been any increase in the annual level of compensation of any executive employee of Universal;
(h)	except in the ordinary course of business, Universal has not entered into or modified any contract, agreement or transaction; and
(i)	Universal has not issued any equity securities or rights to acquire equity securities.

3.6      Taxes.  Universal has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

3.7     Compliance with Laws.  Universal has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Universal or the trading market for the Common Stock specifically, and Universal has complied with provisions for registration under the Securities Act and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.8     Actions and Proceedings.  Universal is not a party to any material pending litigation or governmental proceedings or, to its knowledge or the knowledge of either Universal Principal Stockholder, is any material pending litigation or are governmental proceedings threatened against Universal.

3.9     Periodic Reports.  Universal has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”).  Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder.  None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.  There is no event, fact or circumstance that would cause any certification signed by any officer of Universal in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect.  There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of Universal’s Common Stock.

3.10   Disclosure.  Universal and each of the Universal Principal Stockholders have (and at the Closing they will have) disclosed in writing to Hlavsa all events, conditions and facts materially affecting the business, financial conditions or results of operation of Universal all of which have been set forth herein.  Neither Universal nor either of the Universal Principal Stockholders has now nor will have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

3.11   Access to Records.  Any corporate financial records, minute books, and other documents and records that Universal has have been made available to Hlavsa prior to the Closing hereof.

3.12   No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)	violate any provision of the Articles of Incorporation or By-Laws of Universal;
(b)
violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Universal is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)
violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Universal or upon the securities, properties or business to Universal; or

(d)	violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.14   Brokers or Finders.  No broker's or finder's fee will be payable by Universal in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Universal and/or the Universal Principal Stockholders.

3.15   Notice of Conversion of Coronado Note. As of the date hereof, Universal has issued shares of its Common Stock to the Coronado Noteholders pursuant to the terms of the automatic conversion feature of the Coronado Note.

3.16    Authority to Execute and Perform Agreements.  Universal has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of Universal enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Universal of this Agreement, in accordance with its respective terms and conditions will not:

(a)	require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;
(b)
conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Universal, or any instrument, contract or other agreement to which Universal is a party or by or to which Universal is bound or subject; or

(c)	result in the creation of any lien or other encumbrance on the assets or properties of Universal.

3.17    Full Disclosure.  No representation or warranty by Universal or either of the Universal Principal Stockholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Universal or either of the Universal Principal Stockholders pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Universal.

3.18    Subsidiaries and Equity Investments. Universal does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

3.19    Agreements.  Universal is not a party to or bound by any contracts, including, but not limited to, any:

a.	employment, advisory or consulting contract;
b.	plan providing for employee benefits of any nature, including any severance payments;
c.	lease with respect to any property or equipment;
d.	contract, agreement, understanding or commitment for any future expenditure;
e.	contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or
f.	agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except as provided herein.

3.20    Books, Financial Records and Internal Controls.  All the accounts, books, registers, ledgers, Universal Board minutes and financial and other records of whatsoever kind of Universal have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Universal.  Universal maintains a system of internal accounting controls sufficient, in the judgment of Universal and the Universal Principal Stockholders, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

3.21    No Debt Obligations.  Upon the Closing Date, Universal will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby.  Universal is not a guarantor of any indebtedness of any other person, entity or corporation.

3.22    No Disagreements with Accountants and Lawyers. There are no disagreements of any kind currently existing, or anticipated by Universal to arise, between Universal and any accountants and/or lawyers formerly or currently engaged by Universal.  Universal is current with respect to fees owed to its accountants and lawyers.

3.23    No Repayment Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of Universal to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Universal or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

3.24    Employees.

a.	Universal has no employees other than Lenny M. Roof and Judith Lee.
b.	Universal does not have any officers or directors other than Lenny M. Roof and Judith Lee. No director or officer of Universal is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (i) the performance of his/her duties as a director or officer of Universal or (ii) the ability of Universal to conduct its business.

3.25   Interested Party Transactions.  No officer, director or principal stockholder of Universal or any affiliate or “associate” (as such term is defined in Rule 405 as promulgated by the SEC under the Securities Act) of any such person, has or has had, either directly or indirectly, (1) an interest in any person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Universal, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Universal any goods or services; or (2) a beneficial interest in any contract or agreement to which Universal is a party or by which it may be bound or affected.

3.26   Intellectual Property.  Universal does not own, use or license any Intellectual Property in its activities as currently conducted.

3.27    No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to Universal or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Universal but which has not been so publicly announced or disclosed.  Universal has not provided to Hlavsa, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by Universal but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

3.28    Contributions and Payments.  Neither Universal, nor, to the knowledge of Universal or the Universal Principal Stockholders, any of Universal’s employees, officers, directors or agents, at any time during the last five years: (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties,  other than  payments  required or  permitted  by the laws of the United States or any jurisdiction thereof.

SECTION 4.  CONDITIONS PRECEDENT

4.1      Conditions Precedent to the Obligations of Hlavsa.   All obligations of Hlavsa under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by the Hlavsa:

(a)
The representations and warranties by or on behalf of Universal and the Universal Principal Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b)
Universal and the Universal Principal Stockholders shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c)
On the Closing Date, an executive officer of Universal shall have delivered to Hlavsa a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of Universal set forth in this Agreement are true and correct in all material respects.

(d)	On or before the Closing, the transactions contemplated by the conversion of the Coronado Note shall have been consummated and the shares of Universal issued to the Coronado Noteholders.
(e)	At the Closing, all instruments and documents delivered to Hlavsa pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for Hlavsa.
(f)	Universal shall have paid in full the Purchase Price for the Subject Units.

4.2     Conditions Precedent to the Obligations of Universal.  All obligations of Universal under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (anyone of which may be waived at Closing by Universal):

(a)
The representations and warranties by Hlavsa contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b)
Hlavsa shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by him prior to or at the Closing;

(c)
On the Closing Date, Hlavsa shall have delivered to Universal a certificate certifying that to the best of his knowledge and belief, the representations and warranties set forth by him in this Agreement are true and correct in all material respects;

(e)	The Coronado Note shall have been converted into common stock of Universal pursuant to the terms of the Coronado Note and notice provided to the Coronado Noteholders; and
(f)	Hlavsa shall have delivered to Universal good and marketable title to the Subject Units in accordance with the provisions of this Agreement.

SECTION 5.  COVENANTS

5.1      Corporate Examinations and Investigations.  Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2      Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3      Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, Hlavsa, Universal and the Universal Principal Stockholders agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;
(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;
(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);
(iv)	the receiving party had within its possession at the time of disclosure; or
(v)	is ordered disclosed by a Court of proper jurisdiction.

5.4     Unit Certificates.  At the Closing, Hlavsa shall have delivered the Subject Units Certificates duly endorsed in accordance with Section 1.1 hereof so as to make Universal the sole owner thereof.  At such Closing, Universal shall issue to Hlavsa the Purchase Price.

5.5      Expenses. It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of Hlavsa, and Universal shall not be responsible for any such expenses or fees associated with such filings; provided, however, that Universal shall fully cooperate and execute all required documents as indicated.

5.6      Specific Performance.

(a)	Each of the Parties hereto do hereby acknowledge and agree that, absent only a material breach by the other Party or Parties of his or their representations and warrants or the failure on the part of a Party to perform any of its material covenants and agreements contained herein, if Hlavsa, on one hand, or Universal and the Universal Principal Stockholders, on the other hand, shall fail or refuse to fully and timely perform any of their covenants and agreements contained herein (including those set forth this in Section 5) that would make it impossible or impracticable to consummate by October 31, 2009 the transactions contemplated hereby, then the non-breaching Party or Parties would have no adequate remedy at law. Accordingly, each of the Parties hereto do hereby agree that, in addition to any other remedies available to it or them at law or in equity, the non-breaching or non-defaulting Party or Parties or their legal representative may seek and obtain from any federal or state court of competent jurisdiction in New York, New York, specific performance of this Agreement.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either party to investigate the affairs of the other party and its shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for eighteen (18) months following the Closing.

SECTION 7. INDEMNIFICATION; DISPUTE RESOLUTION; NON-COMPETITION.

7.1      Indemnification by Hlavsa.

(a)
From and after the Closing, Hlavsa shall indemnify and hold harmless Universal, the Universal Principal Stockholders and their Affiliates, directors, officers and employees (collectively, the “Universal Parties”) from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

(i)	a breach by Hlavsa of his representations and warranties contained herein, or
(ii)	the failure to perform or satisfy, when due, any of the covenants and agreements made by Hlavsa in this Agreement or in any other document or certificate delivered by Hlavsa at the Closing pursuant hereto.

(b)
Notwithstanding the foregoing, the indemnification obligations of Hlavsa under Section 7.1(a) above shall (i) only arise if a claim for Damages shall be made in writing by Universal to Hlavsa by December 31, 2009, (ii) only be applicable to Damages incurred by Universal Parties in excess of $150,000 (the “Indemnity Floor”), and (iii) not be applicable to Damages incurred by the Universal Parties which shall be in excess of $5.0 million (the “Indemnity Cap”).

(c)	In the event that any claim for Damages shall be asserted against any of Universal Parties for which Hlavsa is liable to indemnify against pursuant to this Section 7.1, Hlavsa shall have the sole right to conduct, at his expense, the defense of any and all such claims with counsel of his choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the Business or any other activities of any of Universal Parties, or otherwise require any of Universal Parties to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by Hlavsa without the prior written consent of the affected Universal Party or Parties.

7.2     Indemnification by the Universal Parties.

From and after the Closing, the Universal Parties shall indemnify and hold harmless Hlavsa and any Affiliates directors, officers and employees (collectively, the “Hlavsa Parties”) from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

(a)	a breach by the Universal Parties of their representations and warranties contained herein, or
(b)	the failure to perform or satisfy, when due, any of the covenants and agreements made by the Universal Parties in this Agreement or in any other document or certificate delivered by them at the Closing pursuant hereto

(c)	In the event that any claim for Damages shall be asserted against any of the Hlavsa Parties for which the Universal Parties are liable to indemnify against pursuant to this Section 7.2, the Universal Parties shall have the sole right to conduct, at its or their expense, the defense of any and all such claims with counsel of their choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the Hlavsa Parties, or otherwise require any of the Hlavsa Parties to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by the Universal Parties without the prior written consent of Hlavsa.

7.3     Resolution of Disputes. Except as otherwise provided in Section 5.6 above, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the “AAA”), located in New York, New York.  There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA.  The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction.   Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission.

SECTION 8.  MISCELLANEOUS

8.1     Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2     Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3     Assignment.  This Agreement is not assignable except by operation of law.

8.4      Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

To: Universal Holdings, inc.:

Universal Holdings, Inc.
P.O. Box 8851
Rocky Mount, North Carolina
Attn: Lanny M. Roof, President
By fax only to:
Fax: (919) 933-2730
with a copy to (which shall not constitute notice):

Anslow & Jaclin LLP
195 Route 9 South, Suite 204
Manalapan, NY 07726
Attn: Eric M. Stein, Esq.
Fax:  (732) 577-1188
Email:  estein@anslowlaw.com

To: Hlavsa:

Michael Hlavsa
2161 SW 35th Avenue
Fort Lauderdale, Florida 33312

with a copy to (which shall not constitute notice):

Anslow & Jaclin LLP
195 Route 9 South, Suite 204
Manalapan, NY 07726
Attn: Eric M. Stein, Esq.
Fax:  (732) 577-1188
Email:  estein@anslowlaw.com

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5      Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of New York, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6      Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.7     Entire Agreement.  This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.8      Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9      Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.10   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.11   Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8.12    Press Releases.  The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

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[SIGNATURE PAGE TO CORONADO UNIT PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ATTEST:	Universal Holdings, Inc. (a Nevada corporation)

____________________________________                                          By:  /s/  Lanny M. Roof
Secretary                                                                                                                    Lanny M. Roof, President

ATTEST:                                                                                                                 MIHAEL HLAVSA

_______________________________________                                    By:   /s/  Michael Hlavsa
Secretary                                                                                                                    Michael Hlavsa

UNIVERSAL PRINCIPAL STOCKHOLDERS

/s/  Lanny M. Roof
Lanny M. Roof

/s/  Judith Lee
Judith Lee